Exhibit 10.1

HARLEYSVILLE GROUP INC.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2009

ADOPTED BY STOCKHOLDERS: APRIL 22, 2009

HARLEYSVILLE GROUP INC.
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
EFFECTIVE JANUARY 1, 2009
TABLE OF CONTENTS

ARTICLE	I.	PURPOSE	1
ARTICLE	II.	DEFINITIONS	1
ARTICLE	III.	ADMINISTRATION	2
ARTICLE	IV.	EFFECTIVE DATE	3
ARTICLE	V.	PARTICIPATION	3
ARTICLE	VI.	MINIMUM INCENTIVE AWARD THRESHOLD	3
ARTICLE	VII.	MAXIMUM AWARDS	4
ARTICLE	VIII	COMMITTEE CERTIFICATION	5
ARTICLE	IX.	PAYMENT OF INCENTIVE AWARDS	5
ARTICLE	X.	DEFERRED PAYMENT ELECTION	5
ARTICLE	XI.	FORFEITURE OF INCENTIVE AWARDS	5
ARTICLE	XII.	AMENDMENT, SUSPENSION OR TERMINATION	6
ARTICLE	XIII.	GOVERNING LAW	6
ARTICLE	XIV.	COSTS OF THE PLAN	6
ARTICLE	XV.	NON-ASSIGNABLE	6
ARTICLE	XVI	NO EMPLOYMENT CONTRACT	7

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HARLEYSVILLE GROUP INC.
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
EFFECTIVE JANUARY 1, 2009

ARTICLE  I.        PURPOSE

This Senior Executive Incentive Compensation Plan (hereinafter referred to as the "Plan") is intended to increase the profitability of Harleysville Group Inc. ("HGI"), Harleysville Mutual Insurance Company (“HMIC”) and their respective subsidiaries by providing competitive incentive award opportunities for senior management based on achievement of business-related objectives.  It is the purpose of this Plan to motivate senior management to the attainment of demanding goals by providing recognition and rewards in the form of incentive payments which shall be paid in cash; provided that payment of an incentive award may be deferred at the election of each Participant as set forth in this Plan.  The Plan has the further objectives of attracting and retaining senior management personnel of superior caliber and of affording them a means of participating in the overall success of the business.

ARTICLE  II.        DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings set forth below:

(A)
“Base Salary” - A Participant’s base salary payable by one of the Companies, as in effect at the beginning of an Incentive Award Year; provided, that if, within the first 90 days of an Incentive Award Year, the Committee, or, with respect to CEO base salary, the independent members of the Board of Directors, determines a Participant’s base salary for that year retroactive to the beginning of such Incentive Award Year, that different base salary shall be used.

(B)	"Board of Directors" - The Board of Directors of HGI.

(C)	“CEO” - The chief executive officer of HGI.

(D)	“Code” - The Internal Revenue Code of 1986, as amended.

(E)	"Committee" - The Compensation and Personnel Development Committee of the Board of Directors, which Committee members shall meet the requirements of section 162(m) of the Code.

(F)	“Companies” - HGI, HMIC and their respective subsidiaries. Any of them may be individually referred to as a “Company” in this Plan.

(G)	“EIP” – The Harleysville Group Inc. Amended and Restated Equity Incentive Plan or its successor.

(H)	"Incentive Award Year" - A calendar year for which incentive awards may be paid.

(I)
"Maximum Award" - The maximum incentive award amount for each Participant which may be paid only if the minimum incentive award threshold, as described in Article VI of this Plan, for such Incentive Award Year is satisfied.

(J)	"Participant" - An officer of one of the Companies who is designated as a participant by the Committee.

(K)
“Return on Equity (ROE)” - The operating return on the average common stockholders equity of HGI.  To determine the average equity, the common equity at the beginning of the year and end of the year will be averaged.  Operating return is based on net income (after taxes) but excluding realized investment gains or losses, after taxes.  ROE will be calculated without the stockholders’ equity impact of SFAS Nos.  115.

ARTICLE III.        ADMINISTRATION

(A)
The responsibility for the implementation and administration of this Plan is delegated to the Committee.  In addition to its duties as elsewhere set forth in this Plan, the Committee's functions shall include the following:

(1)	interpretation of the Plan and establishment of the rules and regulations governing Plan administration,

(2)	determination of who is a Participant,

(3)	selection of appropriate incentive award criteria (from among those criteria specified in Article VI(B)) and thresholds, and

(4)	determination of the incentive awards under this Plan; provided that the Committee shall only have authority to reduce Maximum Awards from the maximums set forth in Article VII.

In reaching its decisions, the Committee shall consider recommendations made by the CEO.  The Committee may, in discharging its responsibilities under the Plan, delegate such administrative duties to officers or other employees of one of the Companies as it deems appropriate, other than such duties as relate to compliance with section 162(m) of the Code.  The Committee may also utilize the services of an independent compensation consultant or, to the extent necessary, the services of the Company’s independent auditing firm, to the extent necessary to provide information to be used by the Committee in its administration of this Plan and determination of incentive awards under this Plan.  No Committee Member shall be eligible for an incentive award under this Plan.

(B)
Any decision or action made or taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall be conclusive and binding upon all Participants and any person claiming through or under any Participant.

(C)
This Plan is intended to satisfy the applicable requirements of section 162(m) of the Code and the regulations thereunder so that the applicable Company’s tax deduction for incentive awards granted to “covered employees” (as defined in section 162(m)) is not disallowed in whole or in part by the operation of section 162(m).  The Committee shall interpret the terms of this Plan and any incentive award granted hereunder so as not to frustrate such intent.

ARTICLE  IV.        EFFECTIVE DATE

This Plan shall be effective for all Incentive Award Years beginning on or after January 1, 2009, subject to receipt of approval from the HGI stockholders, and will be submitted for such approval at the 2009 Annual Meeting of Stockholders.  Any incentive awards made for the Incentive Award Years beginning on or after January 1, 2009 shall be conditioned upon receipt of such stockholder approval.

ARTICLE  V.        PARTICIPATION

(A)
No later than ninety (90) days after the beginning of each Incentive Award Year, the Committee shall designate the officers of Companies who shall participate in the Plan, retroactive back to January 1 for such Incentive Award Year.  If an officer otherwise becomes a Participant during an Incentive Award Year, he or she shall be eligible to participate on the same basis as other similarly situated officers; provided that he or she will be entitled to receive no more than that portion of his or her Maximum Award that he or she otherwise would have received under the Plan for the full Incentive Award Year which the number of complete calendar months of his or her participation in the Plan during such Incentive Award Year bears to twelve (12).  If prior to end of any Incentive Award Year, a Participant’s employment shall have been terminated for a reason other than retirement (as defined in the EIP), change in control (as defined in EIP), death or disability, such Participant shall not be entitled to any incentive award for that Incentive Award Year.  In addition, if prior to the end of an Incentive Award Year, an officer’s employment is not terminated, but such Participant’s eligibility is terminated because of change of duties or position, such officer shall not be entitled to any incentive award for that Incentive Award Year.

(B)
If, prior to the end of an Incentive Award Year, a Participant's employment with all Companies ceases because of disability (as defined in HGI’s long-term disability insurance plan), retirement (as defined in the EIP), change in control (as defined in the EIP) or death, he or she shall be entitled to receive an incentive award not in excess of that proportion of his or her Maximum Award that he or she otherwise would have received under the Plan for the full Incentive Award Year which the number of complete calendar months of his or her participation in the Plan during such Incentive Award Year bears to twelve (12); provided, that such Maximum Award shall be subject to reduction by the Committee in the exercise of its negative discretion prior to such pro-ration.

                                                  ARTICLE  VI.        MINIMUM INCENTIVE AWARD THRESHOLD

(A)
Except as provided in Article VI (B), below, the minimum incentive award threshold required for incentive awards to be paid under this Plan with respect to an Incentive Award Year shall be at least a five percent (5%) return on equity for HGI.  If such minimum threshold performance has not been attained by HGI for an Incentive Award Year, then no incentive award shall be paid under this Plan for such Incentive Award Year.

(B)
In lieu of the 5% return on equity minimum incentive award threshold described in Article VI (A), above, the Committee may, no later than ninety (90) days after the beginning of the Incentive Award Year (or, if earlier, no later than the date by which twenty five percent (25%) of the Incentive Award Year has elapsed), establish the minimum incentive award threshold from among the following performance criteria (which may be determined for these purposes either by reference to the Companies as a whole or by reference to any one or more of the Companies, operating divisions or other operating units), or relative to achievement of similar performance measures at identified peer companies: combined ratio (the ratio which is the sum of: (1) the ratio of losses, loss adjustment expenses, and policy holder dividends to net earned premiums, plus (2) the ratio of underwriting expenses to net written premium, with the resulting fraction expressed as a percentage), net premium growth, change in surplus, total shareholder return, stock price, market share, gross sales, gross revenues, net revenues, pretax income, operating income, cash flows, cash flows from operations, earnings per share, diluted or basic, return on equity (at a different percentage), return on invested capital or assets, cost reductions and savings, return on revenues or productivity, operating margin or profit margin, working capital, cost of capital, capital expenditures, completion of acquisitions, business expansion, product diversification, or any variation or combination of the preceding business criteria.  In addition, the Committee may utilize as an additional performance measure (to the extent consistent with provisions of section 162(m) of the Code that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility) the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long- term business goals or strategic plans for the Company, customer satisfaction, agent satisfaction, or the exercise of specific areas of managerial responsibility; provided, however, that the measurement of the Company’s or a Participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles; and provided further that the outcome of such threshold is substantially uncertain at the time the Committee actually establishes such threshold for the Incentive Award Year.  To the extent consistent with Section 162(m) of the Code, the Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during an Incentive Award Year: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in HGI’s annual report to shareholders for the applicable year.

ARTICLE  VII.        MAXIMUM AWARDS

Each Participant shall have a Maximum Award of 200% of his or her base salary.  Notwithstanding the foregoing, no Maximum Award shall exceed $1,500,000.  As long as the minimum incentive award threshold is achieved, the Committee has the authority to make a Maximum Award to each Participant, however, the Committee reserves the right to exercise negative discretion to pay any Participant less than the Maximum Award.  In exercising such negative discretion, the Committee may take into account achievement of a Company, business unit and/or individual long-term and/or short-term goals.

ARTICLE  VIII.        COMMITTEE CERTIFICATION

Prior to payment of any incentive awards for an Incentive Award Year, the Committee shall evaluate whether the minimum incentive award threshold was attained, as described in Article VI of this Plan for such Incentive Award Year and certify, in writing (which may be reflected in the minutes of the Committee meeting), whether such minimum incentive award threshold was attained, thereby entitling Participants to a payout.

ARTICLE  IX.        PAYMENT OF INCENTIVE AWARDS

The amount of each Participant's incentive award shall be calculated following the close of each Incentive Award Year.  Except as provided in Article X, all incentive award payments shall be made in cash, less required statutory withholding amounts, as soon as practicable after the Incentive Award Year, but no later than the March 15th following the end of each Incentive Award Year.  Payments may be made in two or more installments, but in no event shall an installment be payable later than March 15th following the end of the Incentive Award Year to which it relates.  The incentive award payments shall not constitute earnings for purposes of determining benefits under any life insurance, salary continuation or other employee benefit plan of any of the Companies, except as may be provided in each such plan.

ARTICLE  X.        DEFERRED PAYMENT ELECTION

In lieu of the payment provisions set forth in Article IX, a Participant may elect to defer receipt of his or her incentive award pursuant to, and in accordance with, the terms of the Harleysville Group Inc. Non-Qualified Deferred Compensation Plan or its successor.

ARTICLE  XI.        FORFEITURE OF INCENTIVE AWARDS

(A)
With respect to any deferred amounts or amounts not yet paid, if a Participant at any time engages in any activity that the Committee determines, in its discretion, was or is harmful to the interests of one of the Companies, the Committee may determine whether or not, and if so, the extent to which any deferred amount of the Participant or any amount not yet paid shall be forfeited.  This provision shall apply to:

(1)	activities that may occur prior to termination of service but did not result in termination of service, but which become known to the Committee after termination of service;

(2)	activities that occur prior to and resulted in termination of service; or

(3)
activities that occur following termination of service and prior to or during the period when the Participant would otherwise be entitled to receive payment of the deferred amounts or amounts not yet paid, credited to his account.

The Committee shall have the authority, in its discretion, to determine what kinds of activities shall be deemed harmful to the interests of the Companies for the purposes of this Plan.  A determination by the Committee under this Article, including its determination as to the time at which harmful activities commenced, shall be conclusive; provided, however, that in each case where a substantial forfeiture is determined by the Committee under this Article, the Committee's action shall be reported to the Board of Directors for its concurrence.

(B)
All deferred amounts credited to a Participant's account in the Non-Qualified Deferred Compensation Plan shall be contingent and to the extent any such amount shall not have actually been paid to a Participant, it shall not be so paid and shall be forfeited in the following circumstances (unless the Committee, in its discretion, otherwise determines in view of extenuating circumstances in a particular case):

(1)	if a Participant's employment is terminated by a Company for willful misconduct; or

(2)	if, after termination of employment for any reason, a Participant shall engage in activities which are harmful to the interests of a Company.

(C)
All account balances that are forfeited under this Article shall be cancelled and removed from the applicable Company’s books and records and none of the Companies shall have further liability in connection therewith.

ARTICLE  XII.        AMENDMENT, SUSPENSION OR TERMINATION

While it is the present intention of HGI and the Companies to grant incentive awards annually, HGI by action of the Committee or the Board of Directors, reserves the right to amend or modify this Plan from time to time or to repeal the Plan entirely, or to direct a discontinuance of granted incentive awards either temporarily or permanently; provided, however, that HGI shall seek stockholder approval for any amendment or modification for which stockholder approval is required under section 162(m) of the Code; and provided, further, however, that no modification or termination of this Plan shall operate to annul, without the consent of a Participant, an incentive award already granted hereunder, regardless of whether such incentive award will be deferred in accordance with Article X.

ARTICLE  XIII.        GOVERNING LAW

The place of administration of this Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of this Plan, and any of its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE  XIV.        COSTS OF THE PLAN

The expenses incurred in administering this Plan, including any Committee fees, any charges by HGI’s independent auditors, the costs of any compensation consultant retained by the Committee, or any other costs, shall be borne by the applicable Company and shall not be charged against the individual award payments.

ARTICLE  XV.        NON-ASSIGNABLE

Participants are authorized to transfer the right to receive payment of an incentive award under this Plan by will or through the laws of descent and distribution.  Otherwise, a Participant's or beneficiary's rights and interests under this Plan may not be assigned, transferred, pledged, or hypothecated and are not subject to attachment, garnishment, execution or any other creditor's processes.  HGI, within the limits of applicable law, shall be entitled to ignore any attempted assignment or alienation or any creditor's process and shall be entitled to pay any amount due directly to the Participant or beneficiary.

ARTICLE   XVI.        NO EMPLOYMENT CONTRACT

Neither the establishment of this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of any Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

TO RECORD THE APPROVAL OF THIS PLAN, HGI HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 22nd DAY OF April, 2009.

HARLEYSVILLE GROUP INC.

BY:	/s/ Michael L. Browne
President and
Chief Executive Officer

ATTEST:

/s/ Robert A. Kauffman
Senior Vice President,
Secretary, General Counsel and
Chief Compliance Officer